Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-274124) and Form S-8 (Nos. 333-266545, 333-229914, 333-209772, 333-182899, 333-170801, 333-168428, 333-153369, 333-146330, 333-128445, 333-106411, 333-32516, 333-155668, 333-232219, 333-212246, 333-189882, 333-229727 and 333-203275) of Howmet Aerospace Inc. of our report dated February 12, 2026, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note C, as to which the date is May 28, 2026, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
May 28, 2026